UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):    July 1, 2018

SOUTH JERSEY INDUSTRIES, INC.
(Exact name of registrant as specified in Charter)

New Jersey	1-6364	22-1901645
(State or other jurisdiction Of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 South Jersey Plaza, Folsom, NJ	08037
(Address of principal executive offices)	(Zip Code)

(609) 561-9000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

As previously announced, on October 15, 2017, South Jersey Industries, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Elizabethtown Purchase Agreement”) with Pivotal Utility Holdings, Inc., a New Jersey corporation (“Seller”), pursuant to which (i) Seller agreed to sell to the Company the assets of the Elizabethtown Gas operating division of Seller (the “Elizabethtown Business”) and (ii) the Company agreed to assume certain liabilities of the Elizabethtown Business, for an aggregate purchase price equal to $1.69 billion in cash, subject to certain adjustments for the net working capital of the Elizabethtown Business as set forth in the Elizabethtown Purchase Agreement.

In connection with the transactions contemplated by the Elizabethtown Purchase Agreement, the Company entered into an Asset Purchase Agreement (the “Elkton Purchase Agreement”) with Seller, pursuant to which (i) Seller agreed to sell to the Company the assets of the Elkton Gas operating division of Seller (the “Elkton Business”) and (ii) the Company agreed to assume certain liabilities of the Elkton Business, for an aggregate purchase price equal to $10 million in cash, subject to certain adjustments for the net working capital of the Elkton Business as set forth in the Elkton Purchase Agreement.

The Elizabethtown Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2017 and is incorporated herein by reference, remains in full force and effect as originally executed on October 15, 2017.

The foregoing description of the Elizabethtown Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Elizabethtown Purchase Agreement.

The Elizabethtown Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Elizabethtown Business, Seller, the Company or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Elizabethtown Purchase Agreement (i) were made by the parties thereto only for purposes of that agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Elizabethtown Purchase Agreement; (iii) may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Elizabethtown Purchase Agreement (such disclosures include information that has been included in public disclosures, as well as additional non‑public information); (iv) may have been made for the purposes of allocating contractual risk between the parties to the Elizabethtown Purchase Agreement instead of establishing these matters as facts; and (v) may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Seller, the Company or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Elizabethtown Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Elizabethtown Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Elizabethtown Purchase Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and other documents that are filed with the Securities and Exchange Commission.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On July 1, 2018, the Company completed the previously announced acquisition of the Elizabethtown Business and the Elkton Business pursuant to the terms of the Elizabethtown Purchase Agreement and the Elkton Purchase Agreement, respectively. The Company paid $1.69 billion in cash for the Elizabethtown Business and $10 million in cash for the Elkton Business on July 1, 2018, plus an adjustment for the net working capital of the Elizabethtown Business and Elkton Business.

Item 7.01	Regulation FD Disclosure.

On July 2, 2018 the Company issued a press release announcing the completion of the acquisition. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The financial statements required by this Item are not being filed with this Current Report on Form 8-K. Such financial statements will be filed by an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K must be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item is not being filed with this Current Report on Form 8-K. Such pro forma financial information will be filed by an amendment to this Current Report on Form 8-K not later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d)	Exhibits

Exhibit No.	Description
99.1	Press release issued by South Jersey Industries, Inc. on July 2, 2018

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 2, 2018	SOUTH JERSEY INDUSTRIES, INC.

	By:	/s/ Stephen H. Clark
Name: Stephen H. Clark
Title: Executive Vice President and Chief Financial Officer